Exhibit 99.1

Nevada Gold & Casinos Announces Sale of Club Fortune

LAS VEGAS, June 27, 2018 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) (the “Company”) announced today the signing of a definitive purchase agreement to sell its Club Fortune Casino in Henderson, Nevada to Truckee Gaming, LLC for $14.6 million, subject to certain adjustments, including a working capital adjustment. The sale price is equal to approximately 8.5X EBITDA for Club Fortune for the trailing twelve months ended April 30, 2018.

The transaction, which received lender consent, is subject to customary closing conditions, including approvals of the Nevada Gaming Control Board and Commission, and is expected to close in late 2018.

Following the consummation of the Club Fortune sale, Nevada Gold intends to close its Las Vegas corporate office and move its corporate headquarters to its Washington Gold office in the Seattle, Washington area. The Company expects to reduce its corporate overhead by approximately $1.2 million as a result.

William Sherlock, Chairman of Nevada Gold, stated: “This transaction is a part of our continuing program to maximize value for shareholders. We continue to review strategic options, including the review of alternatives for the use of the cash proceeds from the sale of Club Fortune, which could involve, among other things, repayment of debt, the return of some or all of the cash to shareholders through a special dividend and/or self-tender offer.”

The Company cautions that there can be no assurance as to if and when the closing conditions to the sale of Club Fortune will be satisfied or if the Company’s ongoing strategic review process will result in any other transaction or strategic alternative, or any assurance as to its outcome or timing. The Company has not set a timetable for completion of its review process and does not intend to disclose developments related to the process unless and until the Board approves a transaction or specific action, or otherwise determines that further disclosure is appropriate or required.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe” or “continue” and similar expressions, or as other statements that do not relate solely to historical facts. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict or quantify. Management believes these statements to be reasonable when made. However, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such forward-looking statements involve known and unknown risks, including, but not limited to, those identified in the Company’s filings with the Securities and Exchange Commission, to which we refer you.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) of Las Vegas, Nevada is a developer, owner, and operator of 9 gaming operations in Washington (wagoldcasinos.com), and a local casino in Henderson, Nevada (clubfortunecasino.com).

About Truckee Gaming, LLC

Truckee Gaming, LLC is a gaming company based in Reno, NV. It owns and operates locals-oriented casinos throughout Northern Nevada under the Gold Ranch and Pioneer Crossing brands.

Contacts:

Nevada Gold & Casinos, Inc.

Michael P. Shaunnessy / James Meier

(702) 685-1000

Stonegate Capital Partners

Preston Graham

(972) 850-2001